Exhibit 99.2
LTM Pro Forma 3/31/06 Revenue Breakdown Total = $1.226 billion

Energy Revenue LTM 3/31/06 (Pro Forma) International IPP Energy Revenue - $132 million. Domestic IPP Energy Revenue - $26 million. Service Fee facilities Energy Revenue - $51 million. Includes electricity and steam sales. This represents the Company's share of gross energy revenue which approximates 15%. Tip Fee structured facilities Energy Revenue - $203 million. Includes electricity and steam sales. $412 million

Waste & Service Fee Revenue LTM 3/31/06 (Pro Forma) Other Service Fee Revenue - $24 million. This is primarily sales of scrap metal recovered from waste processed. Service Fee Revenue - $446 million earned for processing 9.4 million tons of waste at facilities structured with Service Fee contracts. Includes $107 million earned explicitly to pay project debt service on Company- owned Service Fee facilities. Tip Fee Revenue - $326 million earned for disposing 5.5 million tons of waste water under contracts structured at "tip fee" arrangements (5.4 million tons disposed of at WTE facilities, remainder disposed at landfills) $796 million